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CHEVRON CORPORATION
Public Affairs
P.O. Box 7753
San Francisco, CA 94120-7753
Phone 415 894-4246

NEWS

                                                      FOR IMMEDIATE RELEASE
                                                      ---------------------


       CHEVRON SALE OF PORT ARTHUR FUELS REFINERY TO CLARK BECOMES
        FINAL TODAY; FOURTH QUARTER 1994 EARNINGS CHARGE REVERSED


     SAN FRANCISCO, Feb. 27-- Chevron U.S.A. Products Co. and Clark Refining and Marketing Inc. today announced they have concluded the sale of Chevron's Port Arthur, Texas, fuels refinery to Clark.

     Representatives of the two companies signed the closing papers today in Houston.

     "We're very pleased we've been able to successfully conclude the sale to Clark," said Dave O'Reilly, president of Chevron U.S.A. Products Co.

     Chevron's preliminary earnings for the fourth quarter and year 1994 included a $98 million after-tax charge for closure of the refinery. With the completion of the sale today, this charge will be reversed to 1994 income, resulting in earnings of $623 million for the fourth quarter and $1.693 billion for the year 1994.

     Port Arthur will continue to be important for Chevron, O'Reilly said. Chevron Chemical will operate the petrochemical facility, which makes ethylene and other chemicals, and Chevron U.S.A. will retain its lube oil packaging and distribution center at Port Arthur.

     The 180,000 barrel-per-day Port Arthur facility is the second of two refineries that Chevron has sold recently for strategic reasons. Last Aug. 4, Chevron closed the sale of its 177,000 barrel-per-day Philadelphia refinery to Sun Company, Inc. Chevron had announced in May 1993 its intention to sell both refineries as part of a strategy to better focus the capital and resources of its U.S. refining and marketing business.

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2/27/95

CONTACTS: Port Arthur:       Mary Ann Barngrover   -   (409) 985-0950
          San Francisco:     Mike Libbey           -   (415) 894-4440